                               FOX RUN APARTMENTS
                                60 FOX RUN DRIVE
                             PLAINSBORO, NEW JERSEY

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF JUNE 3, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 10, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: FOX RUN APARTMENTS
    60 FOX RUN DRIVE
    PLAINSBORO, MIDDLESEX COUNTY, NEW JERSEY

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 776 units with a total of 554,920 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 46.409 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL PAGE 2
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 3, 2003 is:

                                                  ($60,000,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Brian Johnson
                                           --------------------
July 10, 2003                              Brian Johnson, MAI
#053272                                    Managing Principal, Real Estate Group
                                           New Jersey State Certified General
                                           Real Estate Appraiser
                                             #42RG00158300

Report By:
Marilyn Davis
New Jersey State Certified General Real Estate Appraiser #42RG00149300

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                           APPRAISAL DATA

Executive Summary...........................................   4
Introduction................................................   9
Area Analysis...............................................  11
Market Analysis.............................................  14
Site Analysis...............................................  16
Improvement Analysis........................................  16
Highest and Best Use........................................  17

                            VALUATION

Valuation Procedure.........................................  18
Sales Comparison Approach...................................  20
Income Capitalization Approach..............................  26
Reconciliation and Conclusion...............................  37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                 Fox Run Apartments
LOCATION:                                      60 Fox Run Drive
                                               Plainsboro, New Jersey

INTENDED USE OF ASSIGNMENT:                    Court Settlement
PURPOSE OF APPRAISAL:                          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                            Fee Simple

DATE OF VALUE:                                 June 3, 2003
DATE OF REPORT:                                July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                                        46.409 acres, or 2,021,576 square feet
  Assessor Parcel No.:                         Block 11, Lot 46
  Floodplain:                                  Community Panel No. 340275-0004B (June 19, 1985)
                                               Flood Zone C, an area outside the floodplain.
  Zoning:                                      PCD (Planned Unit Development)

BUILDING:
  No. of Units:                                776 Units
  Total NRA:                                   554,920 Square Feet
  Average Unit Size:                           715 Square Feet
  Apartment Density:                           16.7 units per acre
  Year Built:                                  1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                          Market Rent
                                           Square      -----------------        Monthly           Annual
     Unit Type                              Feet       Per Unit   Per SF        Income            Income
-------------------                        ------      --------   ------        --------        ----------
1 Bedroom, 1 Bath                           675         $  884     $1.31        $551,616        $6,619,392
2 Bedroom, 1 Bath                           835         $1,184     $1.42        $ 85,248        $1,022,976
2 Bedroom, 1.5 Bath                         920         $1,224     $1.33        $ 97,920        $1,175,040
                                                                                --------        ----------
                                                                   Total        $734,784        $8,817,408
                                                                                ========        ==========

OCCUPANCY:                                   93%
ECONOMIC LIFE:                               45 Years
EFFECTIVE AGE:                               25 Years
REMAINING ECONOMIC LIFE:                     20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                              [PICTURE]

          ENTRANCE                              EXTERIOR VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                           Hold for future multi-family development
  As Improved:                         Continuation as  its current use

METHOD OF VALUATION:                   In this instance, the Sales
                                       Comparison and Income Approaches
                                       to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                          Amount               $/Unit
        ---------------------                          ------               ------
Potential Rental Income                              $8,817,408          $11,363
Effective Gross Income                               $8,873,178          $11,435
Operating Expenses                                   $3,605,083          $ 4,646         40.6% of EGI
Net Operating Income:                                $5,074,095          $ 6,539

Capitalization Rate                                  8.50%
DIRECT CAPITALIZATION VALUE                          $59,600,000 *       $76,804 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                       10 years
2002 Economic Vacancy                                7%
Stabilized Vacancy & Collection Loss:                5%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.50%
Discount Rate                                        11.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $60,300,000 *       $77,706 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $60,000,000         $77,320 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $47,000 to $100,000
       Range of Sales $/Unit (Adjusted)              $67,431 to $87,311
VALUE INDICATION - PRICE PER UNIT                    $60,400,000 *         $77,835 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.96 to 8.13
       Selected EGIM for Subject                     7.00
       Subject's Projected EGI                       $8,873,178
EGIM ANALYSIS CONCLUSION                             $62,000,000 *         $79,897 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $62,000,000 *         $79,897 / UNIT

RECONCILED SALES COMPARISON VALUE                    $61,000,000           $78,608 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                                  $60,400,000
  NOI Per Unit                                                    $62,000,000
  EGIM Multiplier                                                 $62,000,000
INDICATED VALUE BY SALES COMPARISON                               $61,000,000      $78,608 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                                   $59,600,000
  Discounted Cash Flow Method:                                    $60,300,000
INDICATED VALUE BY THE INCOME APPROACH                            $60,000,000      $77,320 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                              $60,000,000      $77,320 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 60 Fox Run Drive, Plainsboro, Middlesex County, New Jersey. Plainsboro identifies it as Block 11, Lot 46.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Marilyn Davis on June 3, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Marilyn Davis performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Marilyn Davis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 3, 2003. The date of the report is July 10, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

 MARKETING PERIOD:                  6 to 12 months
 EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AP XI, LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Plainsboro, New Jersey. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Enterprise Drive
West - Edgemere Avenue
South - Grovers Mill Road
North - Plainsboro Road

MAJOR EMPLOYERS

Major employers in the subject's area include Merrill Lynch, Bristol Meyers Squibb, Prince University, Reliance Insurance, Dow Jones, and Wyeth Laboratories. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                            NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                     ----------------------------------------------
       CATEGORY                      1-Mi. RADIUS     3-Mi. RADIUS     5-Mi. RADIUS          MSA
--------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                        5,034           32,831          105,656          354,382
5-Year Population                         6,063           36,744          118,552          364,732
% Change CY-5Y                             20.4%            11.9%            12.2%             2.9%
Annual Change CY-5Y                         4.1%             2.4%             2.4%             0.6%

HOUSEHOLDS
Current Households                        2,060           12,944           37,770          127,431
5-Year Projected Households               2,391           14,198           41,791          131,868
% Change CY - 5Y                           16.1%             9.7%            10.6%             3.5%
Annual Change CY-5Y                         3.2%             1.9%             2.1%             0.7%

INCOME TRENDS
Median Household Income                $ 97,662         $101,183         $ 98,196          $67,593
Per Capita Income                      $ 40,236         $ 44,751         $ 40,064          $28,503
Average Household Income               $101,300         $112,933         $112,935          $79,264

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                     ----------------------------------------------
        CATEGORY                     1-Mi. RADIUS     3-Mi. RADIUS     5-Mi. RADIUS          MSA
--------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                 48.73%           41.01%           35.28%            31.03%
5-Year Projected % Renting              46.41%           39.38%           34.42%            30.90%

% of Households Owning                  40.15%           50.63%           58.37%            63.32%
5-Year Projected % Owning               44.15%           52.94%           59.73%            63.68%


Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Municipal Complex and Library
South - Open Space, Lake
East - Commercial office properties
West - Residential properties, Park

CONCLUSIONS

The subject is well located within the city of Plainsboro. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                 MARKET ANALYSIS

The subject property is located in the city of Plainsboro in Middlesex County. The overall pace of development in the subject's market is more or less decreasing. There has been no new apartment development within the subject community. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

       Period                   Region               Submarket
--------------------------------------------------------------
        1999                      N/A                   1.6%
        2000                      N/A                   1.3%
        2001                      N/A                   1.1%
        2002                      N/A                   3.3%
        4Q02                      2.9%                  4.2%
        1Q03                      3.2%                  4.6%

REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. While vacancy rates for both the region and the submarket overall have increased, they still remain less than 5% or at stabilized levels. The submarket has been between .5% to 1% above the region, but both markets outperform the nation as a whole.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

      Period                 Region         % Change       Submarket         % Change
-------------------------------------------------------------------------------------
       1999                   N/A               -           $  914                -
       2000                   N/A             N/A           $1,002              9.6%
       2001                   N/A             N/A           $1,075              7.3%
       2002                   N/A             N/A           $1,059             -1.5%
       1Q03                   N/A             N/A           $1,079              1.9%

Source:Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                             COMPETITIVE PROPERTIES

   No.                  Property Name            Units    Ocpy.   Year Built             Proximity to subject
--------------------------------------------------------------------------------------------------------------------
  R-1                Ravens Crest                  704     96%       1985            Within 1 mile of the subject
  R-2                Quail Ridge                 1,032     95%       1981            Within 1.5 miles of the subject
  R-3                Pheasant Hollow               440     97%       1981            Within 2 miles of the subject
Subject              Fox Run Apartments            776     93%       1973

Market rents for the submarket saw a 3.5% decline during the last half of 2002. Since that time the rental rates have increased 1.3% returning to the levels of the second quarter 2002.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   46.409 acres, or 2,021,576 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           340275-0004B, dated June 19, 1985
    Flood Zone                Zone C
  Zoning                      PCD, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES

                                    ASSESSED VALUE - 2002
                          --------------------------------------       TAX RATE /     PROPERTY
PARCEL NUMBER                LAND         BUILDING      TOTAL          MILL RATE        TAXES
-----------------------------------------------------------------------------------------------
Block 11, Lot 46          $9,301,800    $29,110,200  $38,412,000        0.02763      $1,061,324

IMPROVEMENT ANALYSIS
  Year Built              1973
  Number of Units         776
  Net Rentable Area       554,920 Square Feet
  Construction:
    Foundation            Reinforced concrete slab
    Frame                 Heavy or light wood
    Exterior Walls        Brick or masonry
    Roof                  Shingles over a wood truss structure
  Project Amenities       Amenities at the subject include a swimming pool,
                          volleyball court, tennis court, jogging track, gym
                          room, meeting hall, laundry room, and parking area.
  Unit Amenities          Individual unit amenities include a balcony, cable TV
                          connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

Unit Mix:

                                                               Unit Area
    Unit Type                            Number of Units       (Sq. Ft.)
------------------------------------------------------------------------
1 Bedroom, 1 Bath                              624                675
2 Bedroom, 1 Bath                               72                835
2 Bedroom, 1.5 Bath                             80                920

Overall Condition                    Good
Effective Age                        25 years
Economic Life                        45 years
Remaining Economic Life              20 years
Deferred Maintenance                 None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 776-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                         COMPARABLE                  COMPARABLE
         DESCRIPTION                         SUBJECT                        I - 1                       I - 2
--------------------------------  ----------------------------   --------------------------   -------------------------
  Property Name                   Fox Run Apartments             Hillcrest Apartments         Tenby Chase Apartments
LOCATION:
  Address                         60 Fox Run Drive               617 Hilltop Drive            193 Tenby Chase Drive
  City, State                     Plainsboro, New Jersey         Bordentown, New Jersey       Delran, New Jersey
  County                          Middlesex                      Burlington                   Burlington
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          554,920                        92,722                       520,000
  Year Built                      1973                           N/A                          1975
  Number of Units                 776                            100                          327
  Unit Mix:                              Type            Total          Type         Total           Type         Total
                                  1 Bedroom, 1 Bath       624    1 Bedroom, 1 Bath     68     1 Bedroom, 1 Bath    100
                                  2 Bedroom, 1 Bath        72    2 Bedroom, 1 Bath     32     2 Bedroom, 2.5 Bath   97
                                  2 Bedroom, 1.5 Bath      80                                 2 Bedroom, 1 Bath    130

  Average Unit Size (SF)          715                            927                          1,590
  Land Area (Acre)                46.4090                        8.8000                       21.2500
  Density (Units/Acre)            16.7                           11.4                         15.4
  Parking Ratio (Spaces/Unit)     0.00                           1.30                         1.07
  Parking Type (Gr., Cov., etc.)  Open                           Open                         Open
CONDITION:                        Good                           Average                      Good
APPEAL:                           Good                           Average                      Good
AMENITIES:
  Pool/Spa                        Yes/No                         No/No                        Yes/No
  Gym Room                        Yes                            No                           No
  Laundry Room                    Yes                            Yes                          Yes
  Secured Parking                 No                             No                           No
  Sport Courts                    Yes                            No                           Yes

OCCUPANCY:                        93%                            95%                          98%
TRANSACTION DATA:
  Sale Date                                                      June, 2002                   June, 2001
  Sale Price ($)                                                 $4,700,000                   $20,000,000
  Grantor                                                        Bordentown Associates LLC    Mac Cali Realty Group
  Grantee                                                        Bordentov Associates LLC     Pantzer Properties, Inc.
  Sale Documentation                                             Book 5973/Page 0868          Book 5875/Page 0993
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $    $/Unit   $/SF      Total $   $/Unit  $/SF
  Potential Gross Income                                         $829,872    $8,299   $8.95   $2,928,258  $8,955  $5.63
  Vacancy/Credit Loss                                            $ 41,494    $  415   $0.45   $   58,565  $  179  $0.11
  Effective Gross Income                                         $788,378    $7,884   $8.50   $2,869,693  $8,776  $5.52
  Operating Expenses                                             $230,000    $2,300   $2.48   $1,469,693  $4,494  $2.83
  Net Operating Income                                           $558,378    $5,584   $6.02   $1,400,000  $4,281  $2.69

NOTES:

  PRICE PER UNIT                                                           $47,000                     $61,162
  PRICE PER SQUARE FOOT                                                    $ 50.69                     $ 38.46
  EXPENSE RATIO                                                               29.2%                       51.2%
  EGIM                                                                        5.96                        6.97
  OVERALL CAP RATE                                                           11.88%                       7.00%
  Cap Rate based on Pro Forma
   or Actual Income?                                                       PRO FORMA                  PRO FORMA

                                          COMPARABLE                     COMPARABLE
         DESCRIPTION                        I - 3                           I - 4
--------------------------------  -------------------------      ---------------------------
  Property Name                   Tanglewood Terrace             Steward's Crossing
                                  Apartments
LOCATION:
  Address                         42 Lenox Court                 100 Steward's Crossing Way
  City, State                     Piscataway, New Jersey         Lawrence Township, NJ
  County                          Middlesex                      Mercer
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          170,714                        183,000
  Year Built                      1970                           1990
  Number of Units                 214                            240
  Unit Mix:                              Type         Total              Type         Total
                                  1 Bedroom, 1 Bath    142       1 Bedroom, 1 Bath     184
                                  2 Bedroom, 1 Bath     24       2 Bedroom, 2 Bath      56
                                  2 Bedroom, 2 Bath     24

  Average Unit Size (SF)          798                            763
  Land Area (Acre)                13.5000                        22.1800
  Density (Units/Acre)            15.9                           10.8
  Parking Ratio (Spaces/Unit)     1.63                           1.70
  Parking Type (Gr., Cov., etc.)  Covered and Open               Open
CONDITION:                        Good                           Very Good
APPEAL:                           Good                           Very Good
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/No
  Gym Room                        No                             Yes
  Laundry Room                    Yes                            Yes
  Secured Parking                 No                             No
  Sport Courts                    No                             Yes

OCCUPANCY:                        100%                           95%
TRANSACTION DATA:
  Sale Date                       May, 2001                      January, 2001
  Sale Price ($)                  $14,155,000                    $24,000,000
  Grantor                         Ajax Associates, Inc.          Investcorp
  Grantee                         Tanglewood Terrace LLC         Lend Lease
  Sale Documentation              Book 4909/Page 0605            N/A
  Verification                    Andrew Jonas, Broker
  Telephone Number                732-750-3000
ESTIMATED PRO-FORMA:                Total $   $/Unit  $/SF         Total $   $/Unit    $/SF
  Potential Gross Income          $        0  $    0 $ 0.00
  Vacancy/Credit Loss             $        0  $    0 $ 0.00      $        0  $     0  $ 0.00
  Effective Gross Income          $1,823,000  $8,519 $10.68      $2,953,846  $12,308  $16.14
  Operating Expenses              $  875,500  $4,091 $ 5.13      $  985,846  $ 4,108  $ 5.39
  Net Operating Income            $  947,500  $4,428 $ 5.55      $1,920,000  $ 8,000  $10.49

NOTES:

  PRICE PER UNIT                           $66,145                        $100,000
  PRICE PER SQUARE FOOT                    $ 82.92                        $ 131.15
  EXPENSE RATIO                               48.0%                           33.4%
  EGIM                                        7.76                            8.13
  OVERALL CAP RATE                            6.69%                           8.00%
  Cap Rate based on Pro Forma
   or Actual Income?                      PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               IMPROVED SALES MAP
                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,000 to $100,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $67,431 to $87,311 per unit with a mean or average adjusted price of $75,208 per unit. The median adjusted price is $73,045 per unit. Based on the following analysis, we have concluded to a value of $78,000 per unit, which results in an "as is" value of $60,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

SALES ADJUSTMENT GRID

                                                                            COMPARABLE                       COMPARABLE
          DESCRIPTION                           SUBJECT                       I - 1                            I - 2
-----------------------------------     ----------------------    -----------------------------      -----------------------------
  Property Name                         Fox Run Apartments        Hillcrest Apartments               Tenby Chase Apartments
  Address                               60 Fox Run Drive          617 Hilltop Drive                  193 Tenby Chase Drive
  City                                  Plainsboro, New Jersey    Bordentown, New Jersey             Delran, New Jersey
  Sale Date                                                       June, 2002                         June, 2001
  Sale Price ($)                                                  $4,700,000                         $20,000,000
  Net Rentable Area (SF)                554,920                   92,722                             520,000
  Number of Units                       776                       100                                327
  Price Per Unit                                                  $47,000                            $61,162
  Year Built                            1973                      N/A                                1975
  Land Area (Acre)                      46.4090                   8.8000                             21.2500
VALUE ADJUSTMENTS                          DESCRIPTION                 DESCRIPTION         ADJ.         DESCRIPTION           ADJ.
  Property Rights Conveyed              Fee Simple Estate         Fee Simple Estate         0%       Fee Simple Estate         0%
  Financing                                                       Cash To Seller            0%       Cash To Seller            0%
  Conditions of Sale                                              Arm's Length              0%       Arm's Length              0%
  Date of Sale (Time)                                             06-2002                   5%       06-2001                   5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                    $49,350                            $64,220
  Location                                                        Inferior                 10%       Inferior                 20%
  Number of Units                       776                       100                     -20%       327                     -10%
  Quality / Appeal                      Good                      Inferior                 20%       Comparable                0%
  Age / Condition                       1973                      N/A / Average            10%       1975 / Good               0%
  Occupancy at Sale                     93%                       95%                       0%       98%                       0%
  Amenities                             Good                      Inferior                 25%       Inferior                 10%
  Average Unit Size (SF)                715                       927                      -5%       1,590                   -15%
PHYSICAL ADJUSTMENT                                                                        40%                                 5%
FINAL ADJUSTED VALUE ($/UNIT)                                                $69,090                            $67,431

                                                 COMPARABLE                        COMPARABLE
          DESCRIPTION                              I - 3                             I - 4
-----------------------------------     ----------------------------    ---------------------------------
  Property Name                         Tanglewood Terrace              Steward's Crossing
                                        Apartments
  Address                               42 Lenox Court                  100 Steward's Crossing Way
  City                                  Piscataway, New Jersey          Lawrence Township, NJ
  Sale Date                             May, 2001                       January, 2001
  Sale Price ($)                        $14,155,000                     $24,000,000
  Net Rentable Area (SF)                170,714                         183,000
  Number of Units                       214                             240
  Price Per Unit                        $66,145                         $100,000
  Year Built                            1970                            1990
  Land Area (Acre)                      13.5000                         22.1800
VALUE ADJUSTMENTS                            DESCRIPTION        ADJ.            DESCRIPTION          ADJ.
  Property Rights Conveyed              Fee Simple Estate        0%     Fee Simple Estate             0%
  Financing                             Cash To Seller           0%     Cash To Seller                0%
  Conditions of Sale                    Arm's Length             0%     Arm's Length                  0%
  Date of Sale (Time)                   05-2001                 10%     01-2001                      10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $72,759                           $110,000
  Location                              Inferior                 5%     Comparable                    0%
  Number of Units                       214                    -15%     240                         -15%
  Quality / Appeal                      Inferior                10%     Superior                     -5%
  Age / Condition                       1970 / Good              0%     1990 / Very Good            -10%
  Occupancy at Sale                     100%                     0%     95%                           0%
  Amenities                             Inferior                20%     Comparable                    0%
  Average Unit Size (SF)                798                      0%     763                           0%
PHYSICAL ADJUSTMENT                                             20%                                 -30%
FINAL ADJUSTED VALUE ($/UNIT)                   $87,311                      $77,000

SUMMARY

VALUE RANGE (PER UNIT)                  $67,431   TO   $87,311
MEAN (PER UNIT)                         $75,208
MEDIAN (PER UNIT)                       $73,045
VALUE CONCLUSION (PER UNIT)             $78,000

VALUE OF IMPROVEMENT & MAIN SITE                             $60,528,000
  PV OF CONCESSIONS                                         -$    79,000
VALUE INDICATED BY SALES COMPARISON APPROACH                 $60,449,000
ROUNDED                                                      $60,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                             NOI PER UNIT COMPARISON

                                                              NOI/           SUBJECT NOI
COMPARABLE      NO. OF       SALE PRICE                   -----------      --------------      ADJUSTMENT      INDICATED
    NO.         UNITS        PRICE/UNIT        OAR          NOI/UNIT       SUBJ. NOI/UNIT        FACTOR        VALUE/UNIT
----------      ------       -----------      ------      -----------      --------------      ----------      ----------
  I-1            100         $ 4,700,000      11.88%      $   558,378       $  5,074,095          1.171          $55,038
                             $    47,000                  $     5,584       $      6,539
  I-2            327         $20,000,000       7.00%      $ 1,400,000       $  5,074,095          1.527          $93,411
                             $    61,162                  $     4,281       $      6,539
  I-3            214         $14,155,000       6.69%      $   947,500       $  5,074,095          1.477          $97,685
                             $    66,145                  $     4,428       $      6,539
  I-4            240         $24,000,000       8.00%      $ 1,920,000       $  5,074,095          0.817          $81,735
                             $   100,000                  $     8,000       $      6,539

                                   PRICE/UNIT

  Low               High              Average           Median
$55,038           $97,685             $81,967           $87,573

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                         $    80,000
Number of Units                                          776

Value                                            $62,080,000
  PV of Concessions                             -$    79,000
                                                 -----------
Value Based on NOI Analysis                      $62,001,000
                                  Rounded        $62,000,000

The adjusted sales indicate a range of value between $55,038 and $97,685 per unit, with an average of $81,967 per unit. Based on the subject's competitive position within the improved sales, a value of $80,000 per unit is estimated. This indicates an "as is" market value of $62,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE      NO. OF       SALE PRICE         EFFECTIVE           OPERATING                        SUBJECT
   NO.          UNITS        PRICE/UNIT        GROSS INCOME          EXPENSE            OER       PROJECTED OER      EGIM
----------      ------       -----------       ------------         ----------         ------     -------------      ----
  I-1            100         $ 4,700,000        $   788,378         $  230,000         29.17%                        5.96
                             $    47,000
  I-2            327         $20,000,000        $ 2,869,693         $1,469,693         51.21%                        6.97
                             $    61,162
                                                                                                      40.63%
  I-3            214         $14,155,000        $ 1,823,000         $  875,500         48.03%                        7.76
                             $    66,145
  I-4            240         $24,000,000        $ 2,953,846         $  985,846         33.37%                        8.13
                             $   100,000

                                      EGIM

 Low             High          Average            Median
5.96             8.13           7.21               7.37

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                       7.00
Subject EGI                                  $ 8,873,178
Value                                        $62,112,243
  PV of Concessions                         -$    79,000
                                             -----------
Value Based on EGIM Analysis                 $62,033,243
                            Rounded          $62,000,000

   Value Per Unit                            $    79,897

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.63% before reserves. The comparable sales indicate a range of expense ratios from 29.17% to 51.21%, while their EGIMs range from 5.96 to 8.13. Overall, we conclude to an EGIM of 7.00, which results in an "as is" value estimate in the EGIM Analysis of $62,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $61,000,000.

Price Per Unit                                    $60,400,000
NOI Per Unit                                      $62,000,000
EGIM Analysis                                     $62,000,000

Sales Comparison Conclusion                       $61,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                       Average
                                Unit Area       --------------------
    Unit Type                   (Sq. Ft.)       Per Unit      Per SF     %Occupied
-------------------             ----------      --------      ------     ---------
1 Bedroom, 1 Bath                  675          $   863       $1.28         92.9%
2 Bedroom, 1 Bath                  835          $ 1,142       $1.37         90.3%
2 Bedroom, 1.5 Bath                920          $ 1,182       $1.28         97.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                  RENT ANALYSIS

                                                                                     COMPARABLE RENTS
                                                                          --------------------------------------
                                                                            R-1             R-2           R-3
                                                                          --------------------------------------
                                                                          Ravens                        Pheasant
                                                                           Crest        Quail Ridge      Hollow
                                                                          --------------------------------------
                                                   SUBJECT     SUBJECT              COMPARISON TO SUBJECT
                                SUBJECT UNIT       ACTUAL      ASKING     --------------------------------------
     DESCRIPTION                    TYPE            RENT        RENT      Similar         Similar        Similar
------------------------       --------------      -------     -------    -------         -------        -------
Monthly Rent                   1 BEDROOM, 1        $   863     $   823    $ 1,073         $   950        $   899
Unit Area (SF)                 BATH                    675         675        724             647            640
Monthly Rent Per Sq. Ft.                           $  1.28     $  1.22    $  1.48         $  1.47        $  1.40

Monthly Rent                   2 BEDROOM, 1        $ 1,142     $   838    $ 1,295         $ 1,199        $ 1,149
Unit Area (SF)                 BATH                    835         835        880             854            854
Monthly Rent Per Sq. Ft.                           $  1.37     $  1.00    $  1.47         $  1.40        $  1.35

Monthly Rent                   2 BEDROOM, 1.5      $ 1,182     $   885    $ 1,485         $ 1,299        $ 1,249
Unit Area (SF)                 BATH                    920         920        946             911            911
Monthly Rent Per Sq. Ft.                           $  1.28     $  0.96    $  1.57         $  1.43        $  1.37

     DESCRIPTION                   MIN               MAX               MEDIAN          AVERAGE
------------------------         ------            -------             ------          -------
Monthly Rent                     $  899            $ 1,073             $  950           $  974
Unit Area (SF)                      640                724                647              670
Monthly Rent Per Sq. Ft.         $ 1.40            $  1.48             $ 1.47           $ 1.45

Monthly Rent                     $1,149            $ 1,295             $1,199           $1,214
Unit Area (SF)                      854                880                854              863
Monthly Rent Per Sq. Ft.         $ 1.35            $  1.47             $ 1.40           $ 1.41

Monthly Rent                     $1,249            $ 1,485             $1,299           $1,344
Unit Area (SF)                      911                946                911              923
Monthly Rent Per Sq. Ft.         $ 1.37            $  1.57             $ 1.43           $ 1.46

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                              Unit Area     ------------------       Monthly        Annual
    Unit Type               Number of Units   (Sq. Ft.)     Per Unit    Per SF        Income        Income
-------------------         ---------------   ---------     --------    ------       --------     ----------
1 Bedroom, 1 Bath                624             675         $  884      $1.31       $551,616     $6,619,392
2 Bedroom, 1 Bath                 72             835         $1,184      $1.42       $ 85,248     $1,022,976
2 Bedroom, 1.5 Bath               80             920         $1,224      $1.33       $ 97,920     $1,175,040
                                                                         -----------------------------------
                                                                         Total       $734,784     $8,817,408
                                                                         -----------------------------------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR     2000     FISCAL YEAR     2001      FISCAL YEAR     2002    FISCAL YEAR    2003
                                 ----------------------   ----------------------    ----------------------  ---------------------
                                          ACTUAL                  ACTUAL                    ACTUAL            MANAGEMENT BUDGET
                                 ----------------------   ----------------------    ----------------------  ---------------------
      DESCRIPTION                   TOTAL      PER UNIT      TOTAL      PER UNIT       TOTAL      PER UNIT     TOTAL     PER UNIT
-------------------------        -----------   --------   -----------   --------    -----------   --------  -----------  --------
Revenues
  Rental Income                  $ 8,366,611   $ 10,782   $ 9,164,835    $11,810    $ 8,627,158   $ 11,117  $ 8,848,516  $ 11,403

  Vacancy                        $   345,212   $    445   $   614,156    $   791    $   515,276   $    664  $   483,228  $    623
  Credit Loss/Concessions        $    67,835   $     87   $    78,680    $   101    $    53,767   $     69  $    54,384  $     70
                                 ------------------------------------------------------------------------------------------------
    Subtotal                     $   413,047   $    532   $   692,836    $   893    $   569,043   $    733  $   537,612  $    693

  Laundry Income                 $    22,500   $     29   $    15,000    $    19    $    88,125   $    114  $   109,030  $    141
  Garage Revenue                 $         0   $      0   $         0    $     0    $         0   $      0  $         0  $      0
  Other Misc. Revenue            $   448,745   $    578   $   428,451    $   552    $   407,966   $    526  $   401,130  $    517
                                 ------------------------------------------------------------------------------------------------
    Subtotal Other Income        $   471,245   $    607   $   443,451    $   571    $   496,091   $    639  $   510,160  $    657
                                 ------------------------------------------------------------------------------------------------

Effective Gross Income           $ 8,424,809   $ 10,857   $ 8,915,450    $11,489    $ 8,554,206   $ 11,023  $ 8,821,064  $ 11,367

Operating Expenses
  Taxes                          $   851,197   $  1,097   $ 1,372,145    $ 1,768    $ 1,132,205   $  1,459  $ 1,177,273  $  1,517
  Insurance                      $   107,889   $    139   $   160,305    $   207    $   237,691   $    306  $   274,367  $    354
  Utilities                      $   598,983   $    772   $   767,696    $   989    $   599,942   $    773  $   646,691  $    833
  Repair & Maintenance           $   224,806   $    290   $    82,038    $   106    $   119,352   $    154  $   141,182  $    182
  Cleaning                       $   153,921   $    198   $   117,182    $   151    $   116,884   $    151  $   123,800  $    160
  Landscaping                    $   166,093   $    214   $   138,733    $   179    $   146,090   $    188  $   171,360  $    221
  Security                       $         0   $      0   $         0    $     0    $         0   $      0  $         0  $      0
  Marketing & Leasing            $    58,672   $     76   $    42,621    $    55    $    34,495   $     44  $    40,368  $     52
  General Administrative         $    80,701   $    104   $    89,804    $   116    $   109,126   $    141  $   112,972  $    146
  Management                     $   427,589   $    551   $   447,859    $   577    $   431,838   $    556  $   443,772  $    572
  Miscellaneous                  $   541,677   $    698   $   481,356    $   620    $   340,017   $    438  $   373,504  $    481
                                 ------------------------------------------------------------------------------------------------

Total Operating Expenses         $ 3,211,528   $  4,139   $ 3,699,739    $ 4,768    $ 3,267,640   $  4,211  $ 3,505,289  $  4,517
  Reserves                       $         0   $      0   $         0    $     0    $         0   $      0  $         0  $      0

                                 ------------------------------------------------------------------------------------------------
Net Income                       $ 5,213,281   $  6,718   $ 5,215,711    $ 6,721    $ 5,286,566   $  6,813  $ 5,315,775  $  6,850
                                 ------------------------------------------------------------------------------------------------

                                  ANNUALIZED      2003
                                 ----------------------
                                        PROJECTION                  AAA PROJECTION
                                 ----------------------   ---------------------------------
      DESCRIPTION                   TOTAL      PER UNIT      TOTAL       PER UNIT       %
-------------------------        -----------   --------   -----------    --------    ------
Revenues
  Rental Income                  $ 8,630,504   $ 11,122   $ 8,817,408    $11,363     100.0%
  Vacancy                        $   960,820   $  1,238   $   352,696    $   455       4.0%
  Credit Loss/Concessions        $   195,764   $    252   $    88,174    $   114       1.0%
                                 ---------------------------------------------------------
    Subtotal                     $ 1,156,584   $  1,490   $   440,870    $   568       5.0%

  Laundry Income                 $    90,000   $    116   $    89,240    $   115       1.0%
  Garage Revenue                 $         0   $      0   $         0    $     0       0.0%
  Other Misc. Revenue            $   208,008   $    268   $   407,400    $   525       4.6%
                                 ---------------------------------------------------------
    Subtotal Other Income        $   298,008   $    384   $   496,640    $   640       5.6%
                                 ---------------------------------------------------------

Effective Gross Income           $ 7,771,928   $ 10,015   $ 8,873,178    $11,435     100.0%

Operating Expenses
  Taxes                          $ 1,073,116   $  1,383   $ 1,093,384    $ 1,409      12.3%
  Insurance                      $   273,948   $    353   $   275,480    $   355       3.1%
  Utilities                      $   778,572   $  1,003   $   644,080    $   830       7.3%
  Repair & Maintenance           $   296,584   $    382   $   349,200    $   450       3.9%
  Cleaning                       $    79,996   $    103   $   116,400    $   150       1.3%
  Landscaping                    $   151,504   $    195   $   155,200    $   200       1.7%
  Security                       $         0   $      0   $         0    $     0       0.0%
  Marketing & Leasing            $    39,232   $     51   $    46,560    $    60       0.5%
  General Administrative         $    80,368   $    104   $   108,640    $   140       1.2%
  Management                     $   399,580   $    515   $   443,659    $   572       5.0%
  Miscellaneous                  $   370,228   $    477   $   372,480    $   480       4.2%

                                 ---------------------------------------------------------
Total Operating Expenses         $ 3,543,128   $  4,566   $ 3,605,083    $   4,646    40.6%

  Reserves                       $         0   $      0   $   194,000    $   250       5.4%

                                 ---------------------------------------------------------
Net Income                       $ 4,228,800   $  5,449   $ 5,074,095    $   6,539    57.2%
                                 ---------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
                               GOING-IN                        TERMINAL
                         -----------------------         --------------------
                          LOW              HIGH           LOW           HIGH
                         -----            ------         -----         ------
RANGE                    6.00%            10.00%         7.00%         10.00%
AVERAGE                           8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.                  SALE DATE               OCCUP.                PRICE/UNIT             OAR
---------                  ---------               ------                ----------            ------
   I-1                      Jun-02                   95%                  $ 47,000              11.88%
   I-2                      Jun-01                   98%                  $ 61,162               7.00%
   I-3                      May-01                  100%                  $ 66,145               6.69%
   I-4                      Jan-01                   95%                  $100,000               8.00%
   I-5                      Jan-00                    0%                                          N/A
                                                                              High              11.88%
                                                                               Low               6.69%
                                                                           Average               8.39%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $60,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

DISCOUNTED CASH FLOW ANALYSIS

                                                             FOX RUN APARTMENTS
                      YEAR                        APR-2004      APR-2005      APR-2006      APR-2007     APR-2008         APR-2009
                  FISCAL YEAR                         1             2             3             4             5               6
-----------------------------------------------  ----------    ----------    ----------    ----------    ---------      -----------
REVENUE
  Base Rent                                      $8,817,408    $9,081,930    $9,354,388    $9,635,020    $9,924,070     $10,221,792
  Vacancy                                        $  352,696    $  363,277    $  374,176    $  385,401    $  396,963     $   408,872
  Credit Loss                                    $   88,174    $   90,819    $   93,544    $   96,350    $   99,241     $   102,218
  Concessions                                    $   54,320    $   27,160    $   10,864    $        0    $        0     $         0
                                                 ----------------------------------------------------------------------------------
    Subtotal                                     $  495,190    $  481,257    $  478,583    $  481,751    $  496,204     $   511,090

  Laundry Income                                 $   89,240    $   91,917    $   94,675    $   97,515    $  100,440     $   103,454
  GarageRevenue                                  $        0    $        0    $        0    $        0    $        0     $         0
  Other Misc. Revenue                            $  407,400    $  419,622    $  432,211    $  445,177    $  458,532     $   472,288
                                                 ----------------------------------------------------------------------------------
    Subtotal Other Income                        $  496,640    $  511,539    $  526,885    $  542,692    $  558,973     $   575,742
                                                 ----------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                           $8,818,858    $9,112,213    $9,402,690    $9,695,961    $9,986,840     $10,286,445

OPERATING EXPENSES:
  Taxes                                          $1,093,384    $1,126,186    $1,159,971    $1,194,770    $1,230,613     $ 1,267,532
  Insurance                                      $  275,480    $  283,744    $  292,257    $  301,024    $  310,055     $   319,357
  Utilities                                      $  644,080    $  663,402    $  683,304    $  703,804    $  724,918     $   746,665
  Repair & Maintenance                           $  349,200    $  359,676    $  370,466    $  381,580    $  393,028     $   404,819
  Cleaning                                       $  116,400    $  119,892    $  123,489    $  127,193    $  131,009     $   134,940
  Landscaping                                    $  155,200    $  159,856    $  164,652    $  169,591    $  174,679     $   179,919
  Security                                       $        0    $        0    $        0    $        0    $        0     $         0
  Marketing & Leasing                            $   46,560    $   47,957    $   49,396    $   50,877    $   52,404     $    53,976
  General Administrative                         $  108,640    $  111,899    $  115,256    $  118,714    $  122,275     $   125,944
  Management                                     $  440,943    $  455,611    $  470,135    $  484,798    $  499,342     $   514,322
  Miscellaneous                                  $  372,480    $  383,654    $  395,164    $  407,019    $  419,230     $   431,806
                                                 ----------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                         $3,602,367    $3,711,877    $3,824,089    $3,939,371    $4,057,553     $ 4,179,279

  Reserves                                       $  194,000    $  199,820    $  205,815    $  211,989    $  218,349     $   224,899
                                                 ----------------------------------------------------------------------------------
NET OPERATING INCOME                             $5,022,491    $5,200,516    $5,372,786    $5,544,600    $5,710,938     $ 5,882,266

  Operating Expense Ratio (% of EGI)                   40.8%         40.7%         40.7%         40.6%         40.6%           40.6%
  Operating Expense Per Unit                     $    4,642    $    4,783    $    4,928    $    5,077    $    5,229     $     5,386

                                                             FOX RUN APARTMENTS
                      YEAR                         APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
                  FISCAL YEAR                          7              8              9             10             11
-----------------------------------------------   -----------   -----------    -----------    -----------    -----------
REVENUE
  Base Rent                                       $10,528,446   $10,844,300    $11,169,629    $11,504,718    $11,849,859

  Vacancy                                         $   421,138   $   433,772    $   446,785    $   460,189    $   473,994
  Credit Loss                                     $   105,284   $   108,443    $   111,696    $   115,047    $   118,499
  Concessions                                     $         0   $         0    $         0    $         0    $         0
                                                  ----------------------------------------------------------------------
    Subtotal                                      $   526,422   $   542,215    $   558,481    $   575,236    $   592,493
  Laundry Income                                  $   106,557   $   109,754    $   113,047    $   116,438    $   119,931
  GarageRevenue                                   $         0   $         0    $         0    $         0    $         0
  Other Misc. Revenue                             $   486,457   $   501,051    $   516,082    $   531,565    $   547,512
                                                  ----------------------------------------------------------------------
    Subtotal Other Income                         $   593,014   $   610,805    $   629,129    $   648,003    $   667,443
                                                  ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                            $10,595,038   $10,912,889    $11,240,276    $11,577,484    $11,924,809

OPERATING EXPENSES:
  Taxes                                           $ 1,305,558   $ 1,344,724    $ 1,385,066    $ 1,426,618    $ 1,469,417
  Insurance                                       $   328,938   $   338,806    $   348,970    $   359,439    $   370,222
  Utilities                                       $   769,065   $   792,137    $   815,901    $   840,378    $   865,590
  Repair & Maintenance                            $   416,963   $   429,472    $   442,356    $   455,627    $   469,296
  Cleaning                                        $   138,988   $   143,157    $   147,452    $   151,876    $   156,432
  Landscaping                                     $   185,317   $   190,876    $   196,603    $   202,501    $   208,576
  Security                                        $         0   $         0    $         0    $         0    $         0
  Marketing & Leasing                             $    55,595   $    57,263    $    58,981    $    60,750    $    62,573
  General Administrative                          $   129,722   $   133,613    $   137,622    $   141,751    $   146,003
  Management                                      $   529,752   $   545,644    $   562,014    $   578,874    $   596,240
  Miscellaneous                                   $   444,761   $   458,103    $   471,847    $   486,002    $   500,582

                                                  ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                          $ 4,304,657   $ 4,433,797    $ 4,566,811    $ 4,703,815    $ 4,844,930

  Reserves                                        $   231,646   $   238,596    $   245,753    $   253,126    $   260,720
                                                  ----------------------------------------------------------------------
NET OPERATING INCOME                              $ 6,058,734   $ 6,240,496    $ 6,427,711    $ 6,620,543    $ 6,819,159

  Operating Expense Ratio (% of EGI)                    40.6%          40.6%          40.6%          40.6%          40.6%
  Operating Expense Per Unit                      $    5,547    $     5,714    $     5,885    $     6,062    $     6,243


Estimated Stabilized NOI         $5,074,095        Sales Expense Rate        2.00%
Months to Stabilized                      1        Discount Rate            11.00%
Stabilized Occupancy                   96.0%       Terminal Cap Rate         9.50%

Gross Residual Sale Price      $71,780,621      Deferred Maintenance         $         0
  Less: Sales Expense          $ 1,435,612      Add: Excess Land             $         0
                               -----------
Net Residual Sale Price        $70,345,009      Other Adjustments            $         0
                                                                             -----------
PV of Reversion                $24,774,420      Value Indicated By "DCF"     $60,269,207
Add: NPV of NOI                $35,494,787                      Rounded      $60,300,000
                               -----------
PV Total                       $60,269,207

                          "DCF" VALUE SENSITIVITY TABLE

                                                                            DISCOUNT RATE
                                         -----------------------------------------------------------------------------------
        TOTAL VALUE                        10.50%             10.75%            11.00%            11.25%           11.50%
--------------------------------         -----------        -----------       -----------       -----------      -----------
                          9.00%          $63,711,186        $62,666,948       $61,645,564       $60,646,458      $59,669,069
                          9.25%          $62,971,769        $61,944,052       $60,938,786       $59,955,403      $58,993,353
TERMINAL CAP RATE         9.50%          $62,271,268        $61,259,204       $60,269,207       $59,300,720      $58,353,202
                          9.75%          $61,606,690        $60,609,477       $59,633,965       $58,679,610      $57,745,878
                         10.00%          $60,975,341        $59,992,236       $59,030,486       $58,089,555      $57,168,921

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $79,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               FOX RUN APARTMENTS

                                              TOTAL         PER SQ. FT.      PER UNIT    %OF EGI
                                           -----------------------------------------------------
REVENUE
  Base Rent                                $  8,817,408        $  15.89      $ 11,363

  Less: Vacancy & Collection Loss  5.00%   $    440,870        $   0.79      $    568

  Plus: Other Income
    Laundry Income                         $     89,240        $   0.16      $    115     1.01%
    Garage Revenue                         $          0        $   0.00      $      0     0.00%
    Other Misc. Revenue                    $    407,400        $   0.73      $    525     4.59%
                                           ---------------------------------------------------
      Subtotal Other Income                $    496,640        $   0.89      $    640     5.60%

EFFECTIVE GROSS INCOME                     $  8,873,178        $  15.99      $ 11,435

OPERATING EXPENSES:
  Taxes                                    $  1,093,384        $   1.97      $  1,409    12.32%
  Insurance                                $    275,480        $   0.50      $    355     3.10%
  Utilities                                $    644,080        $   1.16      $    830     7.26%
  Repair & Maintenance                     $    349,200        $   0.63      $    450     3.94%
  Cleaning                                 $    116,400        $   0.21      $    150     1.31%
  Landscaping                              $    155,200        $   0.28      $    200     1.75%
  Security                                 $          0        $   0.00      $      0     0.00%
  Marketing & Leasing                      $     46,560        $   0.08      $     60     0.52%
  General Administrative                   $    108,640        $   0.20      $    140     1.22%
  Management                       5.00%   $   443,659         $   0.80      $    572     5.00%
  Miscellaneous                            $    372,480        $   0.67      $    480     4.20%

TOTAL OPERATING EXPENSES                   $  3,605,083        $   6.50      $  4,646    40.63%

  Reserves                                 $    194,000        $   0.35      $    250     2.19%
                                           ---------------------------------------------------
NET OPERATING INCOME                       $  5,074,095        $   9.14      $  6,539    57.18%

  "GOING IN" CAPITALIZATION RATE                   8.50%

  VALUE INDICATION                         $ 59,695,232        $ 107.57      $ 76,927

  PV OF CONCESSIONS                        ($    79,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)       $ 59,616,232

                           ROUNDED         $ 59,600,000        $ 107.40      $ 76,804

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE               VALUE           ROUNDED         $/UNIT           $/SF
--------            -----------      -----------       -------        ------
  7.75%             $65,393,190      $65,400,000       $84,278        $117.85
  8.00%             $63,347,184      $63,300,000       $81,572        $114.07
  8.25%             $61,425,178      $61,400,000       $79,124        $110.65
  8.50%             $59,616,232      $59,600,000       $76,804        $107.40
  8.75%             $57,910,654      $57,900,000       $74,613        $104.34
  9.00%             $56,299,830      $56,300,000       $72,552        $101.46
  9.25%             $54,776,078      $54,800,000       $70,619        $ 98.75

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $59,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                           $60,300,000
Direct Capitalization Method                            $59,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $60,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                            Not Utilized
Sales Comparison Approach                                $61,000,000
Income Approach                                          $60,000,000
Reconciled Value                                         $60,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 3, 2003 the market value of the fee simple estate in the property is:

                                   $60,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                           [PICTURE]

            ENTRANCE                          EXTERIOR VIEW

            [PICTURE]                           [PICTURE]

          EXTERIOR VIEW                         POOL AREA

            [PICTURE]                           [PICTURE]

          KITCHEN ARA                           BATHROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                [PICTURE]

          BEDROOM                                DINING AREA

        [PICTURE]

          LIVING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

       COMPARABLE I-1          COMPARABLE I-2             COMPARABLE I-3

    HILLCREST APARTMENTS   TENBY CHASE APARTMENTS  TANGLEWOOD TERRACE APARTMENTS
     617 Hilltop Drive     193 Tenby Chase Drive          42 Lenox Court
   Bordentown, New Jersey    Delran, New Jersey       Piscataway, New Jersey

         [PICTURE]                [PICTURE]                  [PICTURE]

     COMPARABLE I-4

   STEWARD'S CROSSING
100 Steward's Crossing Way           N/A
  Lawrence Township, NJ

       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
        DESCRIPTION                                     SUBJECT                                           R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                  Fox Run Apartments                                    Ravens Crest
  Management Company             AIMCO                                                 Equity Residential
LOCATION:
  Address                        60 Fox Run Drive                                      32-17 Ravens Crest Drive
  City, State                    Plainsboro, New Jersey                                Plainsboro, NJ
  County                         Middlesex                                             Middlesex
  Proximity to Subject                                                                 Within 1 mile of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         554,920                                               583,176
  Year Built                     1973                                                  1985
  Effective Age                  25                                                    12
  Building Structure Type                                                              Wood Frame
  Parking Type (Gr., Cov., etc.) Garage, Open Covered                                  Open
  Number of Units                776                                                   704
  Unit Mix:                              Type               Unit    Qty.   Mo. Rent             Type           Unit Qty.    Mo.
                                  1 1 Bedroom, 1 Bath       675     624     $  863      1 1 Bedroom, 1 Bath     675  176   $1,025
                                  2 2 Bedroom, 1 Bath       835     72      $1,142      1 1 Bedroom, 1 Bath     772  176   $1,120
                                  3 2 Bedroom, 1.5 Bath     920     80      $1,182      2 2 Bedroom, 1 Bath     880  184   $1,295
                                                                                        3 2 Bedroom, 2 Bath     939   40   $1,460
                                                                                        3 2 Bedroom, 2 Bath     952   48   $1,505
                                                                                          2 Bedroom, 2 Bath     982   48   $1,495
                                                                                          2 Bedroom, 2 Bath   1,131   32   $1,635

  Average Unit Size (SF)         715                                                   828
  Unit Breakdown:                   Efficiency               2-Bedroom                    Efficiency      0%     2-Bedroom   50%
                                    1-Bedroom                3-Bedroom                    1-Bedroom      50%     3-Bedroom
CONDITION:                                                                             Good
APPEAL:                                                                                Good
AMENITIES:

  Unit Amenities                        Attach. Garage             Vaulted Ceiling             Attach. Garage    Vaulted Ceiling
                                  X     Balcony                                         X      Balcony
                                        Fireplace                                       X      Fireplace
                                  X     Cable TV Ready                                  X      Cable TV Ready
  Project Amenities               X     Swimming Pool                                   X      Swimming Pool
                                        Spa/Jacuzzi                Car Wash                    Spa/Jacuzzi       Car Wash
                                        Basketball Court           BBQ Equipment               Basketball Court  BBQ Equipment
                                  X     Volleyball Court           Theater Room                Volleyball Court  Theater Room
                                        Sand Volley Ball   X       Meeting Hall                Sand Volley Ball  Meeting Hall
                                  X     Tennis Court               Secured Parking      X      Tennis Court      Secured Parking
                                        Racquet Ball       X       Laundry Room                Racquet Ball      Laundry Room
                                  X     Jogging Track              Business Office             Jogging Track     Business Office
                                  X     Gym Room                                               Gym Room

OCCUPANCY:                       93%                                                   96%
LEASING DATA:
  Available Leasing Terms                                                              11 to 13 months
  Concessions                                                                          $310 off 1st month's rent
  Pet Deposit                                                                          $125 deposit plus $20/month
  Utilities Paid by Tenant:             Electric                   Natural Gas           X     Electric       X  Natural Gas
                                        Water                      Trash                 X     Water             Trash
  Confirmation                                                                         Sandra Russell
  Telephone Number                                                                     609-275-0490
NOTES:

  COMPARISON TO SUBJECT:                                                               Similar

                                                      COMPARABLE                                      COMPARABLE
        DESCRIPTION                                     R - 2                                           R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Quail Ridge                                      Pheasant Hollow
  Management Company                Westminster Mgmt.                                Westminster Mgmt.
LOCATION:
  Address                           3301 Quail Ridge Drive                           19-12 Pheasant Hollow Drive
  City, State                       Plainsboro, NJ                                   Plainsboro, NJ
  County                            Middlesex                                        Middlesex
  Proximity to Subject              Within 1.5 miles of the subject                  Within 2 miles of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            747,672                                          330,463
  Year Built                        1981                                             1981
  Effective Age                     15                                               15
  Building Structure Type           Wood Fram                                        Wood Frame
  Parking Type (Gr., Cov., etc.)    Open                                             Open
  Number of Units                   1,032                                            440
  Unit Mix:                                 Type              Unit  Qty.      Mo.           Type              Unit     Qty.     Mo.
                                       Studio                  502   132     $  825   1 1 Bedroom, 1 Bath     640      221    $  899
                                     1 1 Bedroom, 1 Bath       647   484     $  950   2 2 Bedroom, 1 Bath     854      152    $1,149
                                     2 2 Bedroom, 1 Bath       854   188     $1,199   3 2 Bedroom, 1 Bath     911       65    $1,249
                                     3 2 Bedroom, 2 Bath       911   228     $1,299

  Average Unit Size (SF)            724                                              754
  Unit Breakdown:                      Efficiency     13%       2-Bedroom       40%     Efficiency              2-Bedroom       49%
                                       1-Bedroom      47%       3-Bedroom               1-Bedroom         50%   3-Bedroom
CONDITION:                          Good                                             Good
APPEAL:                             Good                                             Good
AMENITIES:
  Unit Amenities                             Attach. Garage          Vaulted Ceiling      Attach. Garage           Vaulted Ceiling
                                     X       Balcony                                  X   Balcony
                                     X       Fireplace                                    Fireplace
                                     X       Cable TV Ready                           X   Cable TV Ready
  Project Amenities                  X       Swimming Pool                            X   Swimming Pool
                                             Spa/Jacuzzi             Car Wash             Spa/Jacuzzi              Car Wash
                                             Basketball Court        BBQ Equipment        Basketball Court         BBQ Equipment
                                             Volleyball Court        Theater Room         Volleyball Court         Theater Room
                                             Sand Volley Ball        Meeting Hall         Sand Volley Ball         Meeting Hall
                                             Tennis Court            Secured Parking  X   Tennis Court             Secured Parking
                                             Racquet Ball       X    Laundry Room         Racquet Ball        X    Laundry Room
                                             Jogging Track           Business Office      Jogging Track            Business Office
                                             Gym Room                                 X   Gym Room

OCCUPANCY:                          95%                                              97%
LEASING DATA:
  Available Leasing Terms           6 mos. Minimum, and 12 month lease terms         6 months and 12 months
  Concessions                       $50 to $125 off 1st month's rent                 $100 off 1st months rent on selected units
  Pet Deposit                       $200 deposit plus $25/month                      $200 deposit plus $25/month
  Utilities Paid by Tenant:          X       Electric                Natural Gas      X   Electric                 Natural Gas
                                     X       Water                   Trash            X   Water                    Trash
  Confirmation                      Jen                                              Leasing Agent
  Telephone Number                  609-799-5727                                     609-799-3510
 NOTES:

  COMPARISON TO SUBJECT:            Similar                                          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1             COMPARABLE R-2              COMPARABLE R-3

      RAVENS CREST               QUAIL RIDGE               PHEASANT HOLLOW
 32-17 Ravens Crest Drive   3301 Quail Ridge Drive   19-12 Pheasant Hollow Drive
     Plainsboro, NJ             Plainsboro, NJ              Plainsboro, NJ

        [PICTURE]                  [PICTURE]                  [PICTURE]

           N/A                       N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Marilyn Davis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                            -s- F. Brian Johnson
                                            -------------------------------
                                               Brian Johnson, MAI
                                      Managing Principal, Real Estate Group
                                  New Jersey State Certified General Real Estate
                                             Appraiser #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                              F. BRIAN JOHNSON, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION

F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation

Mr. Johnson has completed appraisals for securitization and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

Court

Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

Business

Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION

Fairleigh Dickinson
  Bachelor of Science - Finance

STATE CERTIFICATIONS

State of New Jersey, General Appraiser, #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

PROFESSIONAL AFFILIATIONS

Appraisal Institute, MAI Designated Member

VALUATION AND SPECIAL COURSES

Several courses are completed on an annual basis as part of the continuing education requirements of the Appraisal Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS

"Operational Items to Consider When Appraising a Regional Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
FOX RUN APARTMENTS, PLAINSBORO, NEW JERSEY

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.